Exhibit 10.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE, OPTION

AND

INVESTOR RIGHTS AGREEMENT

Among

OPTEUM INC.,

OPTEUM FINANCIAL SERVICES, LLC

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

Dated as of December 21, 2006

MEMBERSHIP INTEREST PURCHASE, OPTION AND INVESTOR RIGHTS AGREEMENT

MEMBERSHIP INTEREST PURCHASE, OPTION AND INVESTOR RIGHTS AGREEMENT, dated as of December 21, 2006, by and between CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (“Purchaser”), OPTEUM INC., a Maryland corporation (“Parent”), and OPTEUM FINANCIAL SERVICES, LLC, a Delaware limited liability company (the “Company”).

BACKGROUND

WHEREAS, Parent is the record and beneficial owner of all of the issued and outstanding limited liability company interests of the Company (the “Company Membership Interests”);

WHEREAS, the Company is engaged in the business of originating and securitizing mortgage loans in the U.S., and is currently treated (and shall remain treated) as a taxable REIT subsidiary of Parent within the meaning of Section 856(l) of the Internal Revenue Code of 1986, as amended (the “Code”)`;

WHEREAS, Parent wishes to sell and dispose of, and Purchaser wishes to purchase, an aggregate of 7.5% of all of the Company Membership Interests then outstanding (the “Purchased Membership Interests”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, at the Closing, Parent and Purchaser will enter into the Sixth Amended and Restated Limited Liability Company Agreement of the Company in the form attached as Exhibit A to this Agreement (the “Operating Agreement”), which Operating Agreement shall be effective from and after the Closing Date.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Membership Interest Purchase, Option and Investor Rights Agreement, together with the Exhibits and the Disclosure Schedule attached hereto.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York City, New York are authorized or required to be closed for the conduct of regular banking business.

“Change of Control” means, the occurrence of any of the following:

(a) with respect to Parent:

(i) any consolidation or merger of Parent where (A) the shareholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) and (B) the surviving entity is a bank, broker-dealer or an Affiliate thereof; or

(ii) any consolidation or merger of Parent where (A) the shareholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) and (B) the surviving entity is not a bank, broker-dealer or an Affiliate thereof; or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined below in Section (iv)) in substantially the same proportion as their ownership of the Parent immediately prior to such sale and other than sales of Parent’s investment portfolio (or any portion thereof) in the Ordinary Course of Business or (B) the approval by shareholders of Parent of any plan or proposal for the liquidation or dissolution of Parent; or

(iv) any “person,” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with Parent, any employee benefit plan of Parent or any such entity), that is (A) a bank, broker-dealer or Affiliate thereof, or (B) other than a bank, broker-dealer or Affiliate thereof, in either case, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Parent representing 30% or more of either (x) the combined voting power of Parent’s then outstanding securities or (y) the then outstanding common stock of Parent (in either such case other than as a result of an acquisition of securities directly from Parent); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the common stock of Parent under the Securities Act of 1933, as amended; or

(b) with respect to the Company:

(i) the sale of Company Membership Interests to a bank, broker-dealer or Affiliate thereof, in which Parent fails to beneficially own, immediately after the effective time of such transaction, (x) voting interests representing more than fifty percent (50%) of the voting power of the Company’s outstanding securities necessary to elect a majority of the Company’s board of managers or (y) equity interests representing more than 50% of the economic equity represented by the Company’s outstanding securities; or

(ii) the sale of Company Membership Interests to other than a bank, broker-dealer or Affiliate thereof, in which Parent fails to beneficially own, immediately after the effective time of such transaction, (x) voting interests representing more than fifty percent (50%) of the voting power of the Company’s outstanding securities necessary to elect a majority of the members of the Company’s board of managers or (y) equity interests representing more than 50% of the economic equity represented by the Company’s outstanding securities; or

(iii) a merger, reorganization or consolidation involving the Company, (A) in which Parent fails to beneficially own, immediately after the effective time of such transaction (x) voting interests representing more than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding securities necessary to elect a majority of the members of such entity’s board of directors or board of managers or (y) equity interests representing more than 50% of the economic equity represented by the entity’s outstanding securities and (B) the surviving entity is a bank, broker-dealer or an Affiliate thereof; or

(iv) a merger, reorganization or consolidation involving the Company, (A) in which Parent fails to beneficially own, immediately after the effective time of such transaction (x) voting interests representing more than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding securities necessary to elect a majority of the members of such entity’s board of directors or board of managers or (y) equity interests representing more than 50% of the economic equity represented by the entity’s outstanding securities and (B) the surviving entity is not a bank, broker-dealer or an Affiliate thereof; or

(c) the sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions; or

(d) with respect to HS Special Purposes, LLC, if HS Special Purposes, LLC ceases to be 100% owned by the Company.

“Closing” means the closing of the sale and purchase of the Purchased Membership Interests as contemplated by this Agreement.

“Disclosure Schedules” means the disclosure schedule delivered by Parent and the Company prior to or concurrently with the execution and delivery of this Agreement.

“Encumbrances” means any and all liens, encumbrances, charges, security interests, mortgages, pledges, options, title defects, or other adverse claims or restrictions on title of any nature whatsoever and, when used with respect to any Company Membership Interest, including the Purchased Membership Interests and the Option Membership Interests, shall include without limitation, any rights of first refusal or first offer, proxies, voting trusts or agreements.

“Environmental Laws” means all federal, state, and local environmental laws and regulations applicable to the Company and its Subsidiaries, including, without limitation, those applicable to emissions to the environment, waste management and waste disposal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute thereto, in each case as amended from time to time.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loan Documents” means the (i) Master Loan and Security Agreement (the “Master Loan and Security Agreement”), dated as of September 1, 2003, between HS Special Purpose, LLC and Purchaser together with all amendments thereto, (ii) Master Repurchase Agreement (the “Master Repurchase Agreement”), dated as of November 3, 2005, between HS Special Purpose, LLC and Purchaser together with all amendments thereto, (iii) Parent Guaranty, dated as of December 21, 2006, by and between Parent favor of Purchaser, party to the Master Repurchase Agreement, (iv) Parent Guaranty, dated as of December 21, 2006, by and between Parent in favor of Purchaser, party to the Master Loan and Security Agreement, (v) Amended and Restated Guaranty, dated as of December 21, 2006, by and between the Company in favor of Purchaser, party to the Master Repurchase Agreement, and (vi) Second Amended and Restated Guaranty, dated as of December 21, 2006 by and between the Company in favor of Purchaser, party to the Master Loan and Security Agreement.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (excluding loss of value), demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and the reasonable fees and costs of attorneys, accountants and other experts).

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the Company, taken as a whole, or to the ability of any party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (2) changes in U.S. generally accepted accounting principles, (3) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (4) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (5) the announcement or consummation of the transactions contemplated by this Agreement.

“Most Recent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2006.

“Option Closing” means the closing of the sale and purchase of the Option Membership Interests as contemplated by this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, business trust, union, association, Governmental Authority or other entity.

“Purchaser Membership Interests” means the Purchased Membership Interests and the Option Membership Interests.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the outstanding voting stock or other equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

Section 1.2. Other Defined Terms.

(a) Other terms defined are in the other parts of this Agreement indicated below:

“1934 Act Regulations”	3.1	(f)

“1934 Reports”	3.1	(f)

“Claim”	7.2	(a)

“Class A Interests”	2.5

“Class B Interests”	2.5

“Closing Date”	2.3

“COC Option Exercise Notice”	2.4	(d)

“Company”	Preamble

“Company Membership Interests”	Recitals

“Drag-Along Notice”	2.8	(a)

“Financial Statements”	3.1	(g)

“Governmental Licenses”	3.18

“Minority Offer”	2.9	(a)

“Minority Sale Notice”	2.9	(a)

“Month-End Financials”	3.8

“New Issue Notice”	2.6	(a)

“NIPs”	2.6	(a)

“Operating Agreement”	Recitals

“Option”	2.4	(a)

“Option Closing Date”	2.4	(c)

“Option Exercise Notice”	2.4	(b)

“Option Expiration Date”	2.4	(b)

“Option Membership Interests”	2.4	(a)

“Option Purchase Price”	2.4	(c)

“Parent”	Preamble

“Purchase Price”	2.2

“Purchased Membership Interests”	Recitals

“Purchaser”	Preamble

“Redemption Events”	2.7	(a)

“REIT”	2.4	(f)

“Repurchase”	2.7	(a)

“SEC”	3.1	(f)

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii) references to a Person are also to its heirs, personal representatives, permitted successors and assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral;

(xi) “assets” shall include “rights,” including rights under contracts; and

(xii) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1. Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Parent shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Parent, the Purchased Membership Interests, free and clear of all Encumbrances (other than Encumbrances created by Purchaser or arising under this Agreement, the Securities Act or any applicable state law).

Section 2.2. Purchase Price. The purchase price (the “Purchase Price”) to be paid to Parent by Purchaser for the Purchased Membership Interests at the Closing shall be US $4,125,000 in cash.

Section 2.3. Closing. The Closing shall be held at the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281 at 10:00 a.m. local time on the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in ARTICLE VI (the “Closing Date”).

Section 2.4. Option to Purchase Additional Interests.

(a) Subject to the terms and conditions of this Agreement, Parent hereby grants to Purchaser, and Purchaser hereby accepts, the right to purchase (the “Option”) from Parent, and Parent hereby agrees to sell to Purchaser upon the exercise of the Option, additional Company Membership Interests constituting 7.49% of all of the Company Membership Interests then outstanding (the “Option Membership Interests”).

(b) Subject to the provisions of this Section 2.4, Purchaser will be entitled to exercise the Option at any time on or before the first anniversary of the date of this Agreement (the “Option Expiration Date”), by delivering a written notice (the “Option Exercise Notice”) to Parent of such exercise. Unless the provisions of Section 2.4(d) are applicable, following the Option Expiration Date the Option shall terminate without any further action of the parties hereto and shall be forfeited.

(c) If the Option is exercised, other than pursuant to a COC Option Exercise Notice (as hereinafter defined), the parties shall use their best efforts to effect the purchase of the Option Membership Interests as soon as practicable and in any event not later than ten (10) Business Days after the date on which Purchaser delivers the Option Exercise Notice (the “Option Closing Date”); provided, however, that if the Option is not then exercisable as set forth in Section 2.4(f), the Option Closing Date shall be as set forth in Section 2.4(f). Except as otherwise provided below in this Section 2.4 and, subject to the limitations set forth in Section 2.4(b), on the Option Closing Date, Purchaser shall transfer to Parent US $4,119,500 (the “Option Purchase Price”) in immediately available funds to the bank account designated by Parent, and Parent shall sell to Purchaser the Option Membership Interests, free and clear of all Encumbrances (other than Encumbrances created by Purchaser or those arising under this Agreement, the Securities Act or any applicable state securities laws).

(d) Notwithstanding anything in this Agreement to the contrary, if the Company executes a definitive agreement with respect to a Change of Control as provided for under any subclause of clause (b) or subclause (c) of the definition of Change of Control in Section 1(a) of this Agreement, then, in any such case, Parent shall provide written notice (the “Change of Control Notice”) to Purchaser and Purchaser shall have fifteen (15) Business Days from the date of receipt of the Change of Control Notice to deliver a written notice to Parent (the “COC Option Exercise Notice”) of its election to exercise the Option immediately prior to the occurrence of such Change of Control. If Purchaser fails to deliver the COC Option Exercise Notice within such fifteen (15) Business Day period, the Option shall terminate and be of no further force and effect; provided, however, that if the definitive agreement referred to above is terminated, the Option Expiration Date shall be extended without any further action by the parties here, to the later of (x) the Option Expiration Date or (y) the fifteenth (15th) Business Day following such termination.

(e) If Purchaser is entitled to, and does, deliver a timely COC Option Exercise Notice to Parent, the Company and Purchaser will work together to ensure that the exercise of the Option in connection with the Change of Control is on a cashless basis and that Purchaser receives the consideration to which it is entitled as a result of the applicable Change of Control with respect to its Option Membership Interests as determined pursuant to Section 2.7 of this Agreement, less the amount of the applicable Option Purchase Price.

(f) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be entitled to exercise the Option (unless a COC Option Exercise Notice is delivered in which case this Section 2.4(f) shall not apply) to the extent Parent has received a written opinion of legal counsel stating that such exercise will or is reasonably likely to adversely affect Parent’s ability to qualify as a real estate investment trust within the meaning of Code Section 856 (a “REIT”) for the year in which the Option is to be exercised. If Purchaser’s exercise of the Option is limited pursuant to this Section 2.4(f), Purchaser shall pay to the Company the Option Exercise Price (if applicable) for the portion of the Option that Purchaser was unable to exercise and the Company shall issue to Purchaser the Option Membership Interests (newly issued Class B Membership Interests) that would have, but for the application of this Section 2.4(f), purchased from Parent. If this Section 2.4(f) is applicable, the Option Closing Date shall occur within ten (10) Business Days of the delivery of the opinion of legal counsel referred to above.

Section 2.5. Reclassification of Company Membership Interests. Immediately prior to the Closing, pursuant to the terms of the Operating Agreement, the Company reclassified the Company Membership interests into two separate series: (a) a new class of Company Membership Interests that does not have voting rights (the “Class B Interests”) and (b) a new class of Company Membership Interests that has voting rights, into which all existing Company Membership Interests at that time, all of which are held by Parent, were initially converted (the “Class A Interests”). Immediately following such reclassification, Parent elected, pursuant to the terms of the Operating Agreement, to convert a portion of its Class A Interests equal to the Purchased Membership Interests into Class B Interests with the intention of selling such Class B Interests to Purchaser pursuant to the terms of this Agreement. Immediately prior to the Option Closing, Parent will, pursuant to the terms of the Operating Agreement, convert a portion of its remaining Class A Interests equal to the Purchased Membership Interests into Class B Interests with the intention of selling such Class B Interests to Purchaser pursuant to the terms of the Option.

Section 2.6. Anti-Dilution.

(a) If at any time the Company wishes to sell additional equity securities in any sale of Company Membership Interests or other equity securities which does not result in a Change of Control or the occurrence of a Redemption Event (whether or not of the same class as the Purchased Membership Interests), then the Company shall provide not less than thirty (30) days written notice to Purchaser (the “New Issue Notice”) of its intent to do so. The New Issue Notice shall set forth: (i) the number and type of securities proposed to be issued by the Company; (ii) the proposed amount and type of consideration payable therefore and the terms and conditions of payment; and (iii) that the new issue purchasers (the “NIPs”) have been informed of the rights provided for in this Section.

(b) For a period of fifteen (15) days following receipt of any New Issue Notice described in subsection (a) above, Purchaser shall have the right to purchase such portion of the securities subject to such New Issue Notice on the same terms and conditions as set forth therein, sufficient to maintain Purchaser’s ownership percentage at the same level as it was immediately prior to the proposed new issue. Purchaser’s purchase rights shall be exercised or declined by written notice delivered to the Company within such fifteen (15) day period specifying the number of securities to be acquired by Purchaser, if any.

(c) If Purchaser does not elect to purchase all of the securities available pursuant to its rights under subsection (b) above within the fifteen (15) day period set forth therein, the Company shall have the right, exercisable upon written notice to Purchaser within fifteen (15) days after the receipt of Purchaser’s notice under subsection (b) above to sell, in addition to the other securities being sold to the NIP, all of the securities that were not elected to be acquired by Purchaser on the same terms and conditions as set forth in the New Issue Notice.

(d) If Purchaser elects to purchase any of the securities subject to the New Issue Notice, the Company shall honor such election to purchase and consummate the sale or sales of such securities on terms set forth in the New Issue Notice not later than ninety (90) days after delivery of the New Issue Notice, and at such time the Company shall deliver to Purchaser the certificate(s) representing the securities to be purchased thereby, each certificate or instrument to be properly endorsed for transfer or shall update the schedules to the Operating Agreement to reflect such securities purchase.

(e) If Purchaser does not elect to purchase any securities subject to the New Issue Notice, subject to compliance with this Section, the Company may consummate the transfer of all of the securities specified in the New Issue Notice, including those securities that were not purchased by Purchaser, to the NIPs pursuant to the terms set forth in the New Issue Notice.

(f) If Purchaser has elected to purchase any of the securities subject of the New Issue Notice, but does not consummate such purchase at the closings scheduled therefore, the Company may consummate the transfer of such securities to the NIPS, pursuant to the terms set forth in the New Issue Notice.

(g) Any proposed transfer to a NIP that is not consummated within ninety (90) days after the expiration of the fifteen (15) day period specified in subsection (c) above or any proposed transfer on terms and conditions more favorable than those described in the New Issue Notice shall again be subject to the rights of Purchaser contained in this Section 2.6.

Section 2.7. Repurchase Rights; Sale of Assets.

(a) Upon any of the events specified below (the “Redemption Events”) either Parent shall repurchase or the Company shall redeem all of the Purchaser Membership Interests owned by Purchaser at such time at the price and in accordance with the terms of Section 2.7(b) of this Agreement (a “Repurchase”):

(i) the sale of Company Membership Interests to a bank, broker-dealer or an Affiliate thereof, in which Parent continues to beneficially own, immediately after the effective time of such transaction (x) voting interests representing more than fifty percent (50%) of the voting power of the Company’s outstanding securities necessary to elect a majority of the Company’s board of managers or (y) equity interests representing more than fifty percent (50%) of the economic equity represented by the Company’s outstanding securities;

(ii) the occurrence of any of the events specified in any subclause of clause (b) of the definition of Change of Control; or

(iii) the occurrence of any of the events specified in any subclause of clause (a) of the definition of Change of Control.

(b) In the event of the occurrence of a Redemption Event, the purchase price and the procedure for such Repurchase shall be as follows:

(i) If the event specified in Section 2.7(a)(i) gives rise to the Redemption Event, then the purchase price for the Purchaser Membership Interests to be paid by Parent or the Company shall be the greater of (x) the pro rata value of the Purchaser Membership Interests based upon the valuation placed upon 100% of the Company Membership Interests in the contemplated transaction and (y) the pro rata value of the Purchaser Membership Interests based upon a $55,000,000 valuation of 100% of the Company Membership Interests.

(ii) If any event specified in Section 2.7(a)(ii) gives rise to the Redemption Event, then the purchase price for the Purchaser Membership Interests to be paid by Parent or the Company shall be the pro rata value of the Purchaser Membership Interests based upon the valuation placed upon 100% of the Company Membership Interests in the contemplated transaction.

(iii) If any event specified in Section 2.7(a)(iii) gives rise to the Redemption Event, then the purchase price for the Purchaser Membership Interests to be paid by Parent or the Company shall be the pro rata value of the Purchaser Membership Interests based on the fair market value of the Company Membership Interests as determined by the appraisal process described in the next sentence. Upon the occurrence of an event specified in Section 2.7(a)(iii), the Company shall choose a third party appraiser to determine the value of the Company Membership Interests and the third party appraiser shall prepare a report setting forth its valuation. The valuation report shall be delivered by the Company to Purchaser and Purchaser shall have a period of ten (10) Business Days to review the valuation report and raise any objections to such valuation. If Purchaser raises any objections with respect to the valuation received from the Company’s appraiser during such ten (10) Business Day period, Purchaser shall retain its own third party appraiser to determine the value of the Company Membership Interests. Following receipt of Purchaser’s third party valuation report, Parent shall deliver a copy of such report to the Company and the fair market value of the Company Membership Interests shall be the average of the two appraisals. If the appraisal from either or both third party appraisers specifies a range of value for the Company Membership Interests rather than a single dollar value the midpoint of the range provided by such appraiser shall be used for all purposes of the foregoing calculation. The valuation delivered by the Company’s appraiser (if such valuation is not objected to or otherwise agreed to by Purchaser) or the average determined in accordance with the Section 2.7(b)(iii), as the case may be, shall be final, conclusive and binding on the parties to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with the consummation of any transaction resulting from the occurrence of any event specified in Section 2.7(a)(iii), Parent obtains a fairness opinion from an investment bank or other financial advisor, Parent shall also obtain a fairness opinion with respect to the valuation placed upon the Company Membership Interests in connection with such Change of Control (to the effect that the valuation is fair to Purchaser from a financial point of view) and deliver a copy of such opinion to Purchaser concurrently with the delivery of the valuation report referenced above.

(c) The Company shall provide at least fifteen (15) days prior written notice to Purchaser of any Redemption Event. Except in the case of the occurrence of the events in subclause (iv) of clause (a) of the definition of Change of Control, in which case the closing of the Repurchase shall occur within five (5) Business Days of (i) Parent’s waiver of the ownership requirements set forth in its Articles of Incorporation to permit such investment or (ii) the approval by Parent of any such person becoming a beneficial owner of Parent shares, Parent or the Company shall close the Repurchase and pay the applicable purchase price for the Purchaser Membership Interests simultaneously with the completion of the applicable Redemption Event. Purchaser shall execute such instruments of transfer relating to the Purchaser Membership Interests being transferred and an amendment to the Operating Agreement withdrawing as a Member, together with any other documents as may be reasonably required, upon payment of the purchase price set forth herein. Upon redemption or repurchase of the Purchaser Membership Interests, Purchaser shall no longer have any rights or interests as a Member of the Company.

(d) If the event specified in clause (c) of the definition of Change of Control occurs and the proceeds resulting from such sale are distributed to the holders of the Company Membership Interests in accordance with the provisions of the Operating Agreement, no Redemption Event shall be deemed to have occurred. If such an event occurs, Purchaser shall be entitled to participate ratably in the distribution of the assets of the Company pursuant to the liquidation provisions of the Operating Agreement.

Section 2.8. Drag-Along Rights.

(a) Unless a Redemption Event has occurred, if Parent enters into a definitive agreement for the sale of any of its Company Membership Interests to an unaffiliated third party and such third party is not a bank, broker-dealer or any Affiliate thereof, then Parent may deliver a written notice (a “Drag-Along Notice”) to Purchaser setting forth the proposed purchase price and terms of the sale (including a copy of the proposed purchase agreement, if any) and the identity of the transferee(s).

(b) Upon receipt of the Drag-Along Notice, Purchaser shall be required to sell and transfer all or that portion of its Purchaser Membership Interests as set forth in the Drag-Along Notice (which shall in no event be less than the percentage of Parent’s total Company Membership Interests proposed to be sold by Parent in such sale) at a purchase price which is the greater of (x) the pro rata value of the Purchaser Membership Interests based upon the valuation placed upon 100% of the Company Membership Interests in the contemplated transaction and (y) the pro rata value of the Purchaser Membership Interests based upon a $55,000,000 valuation of 100% of the Company Membership Interests.

(c) Purchaser shall cooperate in consummating the sale described in the Drag-Along Notice, including, without limitation, by becoming a party to the sale agreement and all other appropriate related agreements, delivering, at the consummation of such sale, an assignment of its Purchaser Membership Interests, free and clear of all liens and encumbrances, and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents.

(d) Notwithstanding any other provision contained in this Section 2.8, there shall be no liability on the part of the Company or Parent in the event that the sale pursuant to this Section 2.8 is not consummated for any reason whatsoever.

Section 2.9. Tag-Along Rights.

(a) Unless a Redemption Event shall have occurred or Parent shall have delivered a valid Drag-Along Notice to Purchaser, if at any time, Parent proposes to sell, in one or more related transactions, any portion of its Company Membership Interests, in an amount in the aggregate less than 50% of the then outstanding Company Membership Interests, to an unaffiliated third party, and such third party is not a bank, broker-dealer or any Affiliate thereof, such disposition shall not be permitted unless Parent shall offer (the “Minority Offer”) by written notice (the “Minority Sale Notice”) to Purchaser the right to elect to include, at the option of Purchaser, in the sale to the third party, that portion of Purchaser’s Membership Interest specified in this Section 2.9(a). The Minority Sale Notice shall specify that Purchaser shall have the right to sell, pursuant to the Minority Offer, up to the same percentage of Purchaser’s Membership Interests as the percentage of Company Membership Interests to be disposed of by Parent then bears to the total number of Company Membership Interests then owned by Parent; provided, that if the Minority Offer is for a maximum number of Company Membership Interests and such number is less than the number that would be disposed of by application of the foregoing, then the right to sell Company Membership Interests shall be allocated on a pro rata basis among Parent and Purchaser in proportion to (i) the number of Company Membership Interests offered to be sold by such Member, as compared with (ii) the aggregate number of Company Membership Interests offered to be disposed of in the aggregate by the Members. The disposition by Purchaser pursuant to this Section 2.9(a) shall be on the same terms and conditions and price as are received by Parent and as stated in the Minority Notice.

(b) The Minority Notice shall describe the proposed transaction and shall include the sale consideration and other material terms thereof and shall be accompanied by copies of the documents pursuant to which such disposition is to be effected. At any time within 15 days after the delivery of the Minority Notice, Purchaser may accept the offer included in the applicable notice for up to such number of Purchaser Membership Interests determined in accordance with the provisions of Section 2.9(a) by furnishing written notice of such acceptance to Parent.

(c) At the closing of the sale of Company Membership Interests of Parent and Purchaser to the third party pursuant to the Minority Offer, Purchaser shall execute such documents as are to be executed by all Members pursuant to such offer against payment to Purchaser of the total price for the Purchaser Membership Interests and shall furnish such other evidence of the completion and time of completion of the sale and the terms thereof as may be reasonably requested.

(d) If, within 15 days after the delivery of the Minority Notice, Purchaser fails to accept the offer contained in the Minority Notice, Purchaser will be deemed to have waived any and all of its rights with respect to the sale or other disposition of Company Membership Interests described in such notice and Parent shall have 60 days in which to enter into an agreement to dispose of not more than the amount described in such notice on terms not more favorable to Parent than were set forth in the Minority Notice. If, at the end of 75 days following the delivery of the Minority Notice, Parent has not completed the sale or other disposition of Company Membership Interests in accordance with the terms of the third party’s offer, all the restrictions on disposition contained in this Agreement with respect to Company Membership Interests owned by Parent shall again be in effect.

(e) The provisions of this Section 2.9 shall be inoperative and of no effect if a Redemption Event shall have occurred or a Drag Along Notice has been properly delivered by Parent to Purchaser with respect to a disposition of Company Membership Interests as provided in Section 2.8 of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Parent and the Company hereby jointly and severally make the representations and warranties to Purchaser set forth in this Article III. For purposes of this Article III, the term “knowledge,” when used below with respect to Parent of the Company, shall mean the actual knowledge of each of Parent’s or the Company’s executive officers and directors, as the case may be.

Section 3.1. Representations of Parent.

(a) Organization and Qualification of Parent. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Authority; Binding Effect of Agreement. Parent has all requisite corporate power and authority to, execute and deliver this Agreement and the Operating Agreement and to perform its obligations and consummate the transactions contemplated by this Agreement and the Operating Agreement. Each of this Agreement and the Operating Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement and the Operating Agreement by Purchaser, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflicts. The execution and delivery by Parent of this Agreement and the Operating Agreement and the performance of the transactions contemplated by this Agreement and the Operating Agreement do not and will not (i) conflict with or result in a violation of any provision of the organizational documents of Parent, (ii) to the knowledge of Parent,  except as set forth on Section 3.1(c) of the Disclosure Schedule, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which Parent is now a party or by which any of its assets or properties may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, except with respect to clauses (ii) and (iii) for such violations, breaches and defaults as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect or for which Parent has obtained a valid waiver; provided, however, that any such violation, breach or default shall be deemed to be a Material Adverse Effect in the event that such violation, breach or default entitles any person to take an action to invalidate the transactions contemplated by this Agreement.

(d) Consents and Approvals. No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Operating Agreement by Parent or the performance by Parent of the transactions contemplated by this Agreement and the Operating Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on Section 3.1(d) of the Disclosure Schedule, those required to be made under the U.S. federal securities laws and, for those, the failure of which to obtain would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; provided, however, that any such failure to obtain any required authorization, consent, order, or approval of any Governmental Authority with respect to the transactions contemplated hereby which failure would entitle such Governmental Authority to take any action seeking to invalidate such transactions shall be deemed to be a Material Adverse Effect.

(e) Ownership of Purchased Membership Interests. Parent is the lawful record and beneficial owner of the Purchased Membership Interests and owns such Purchased Membership Interests free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement, the Operating Agreement, Purchaser and restrictions on transfer under federal and state securities laws. Upon the assignment of the Purchased Membership Interests by Parent to Purchaser in the manner contemplated under ARTICLE II, and the payment by Purchaser of the Purchase Price to Parent, Purchaser will acquire the beneficial and legal title to the Purchased Membership Interests, free and clear of all Encumbrances, except for any Encumbrances created by this Agreement, the Operating Agreement, Purchaser or restrictions on transfer under federal and state securities laws. Other than the Option, there are no outstanding options, warrants or other rights of any kind to acquire from Parent or the Company any Company Membership Interests or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from Parent or the Company any Company Membership Interests, nor is Parent or the Company committed to issue any such option, warrant, right or security.

(f) Compliance with Securities Act. Parent’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (collectively, the “1934 Act Reports”) at the time they were filed with the Securities and Exchange Commission (the “SEC”), complied, in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder (the “1934 Act Regulations”), and, at the time they were filed, did not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Financial Statements. Parent has made available to Purchaser its audited consolidated balance sheet and statements of operations, stockholders’ equity, and cash flows as of and for the fiscal year ended December 31, 2005 and its unaudited consolidated balance sheet and statements of operations, stockholders’ equity, and cash flows as of and for the nine months ended September 30, 2006 (collectively, the “Financial Statements”). Except for normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes and other presentation items, the Financial Statements have been prepared in accordance with GAAP on a consistent basis for the periods covered thereby and present fairly, in all material respects, the consolidated financial condition of Parent as of such dates and the consolidated results of operations of Parent for such period.

Section 3.2. Corporate Organization and Authority. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to carry on its business as now being conducted and to own, use and lease its assets. Except as otherwise exempt from the relevant requirements, the Company and each of its Subsidiaries (i) either (A) is duly qualified, licensed and/or admitted to do business, or (B) where necessary, as determined on a case by case basis, enters into an appropriate arrangement with a Person who is duly qualified, licensed or admitted to do business, and (ii) is in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to have a Material Adverse Effect.

Section 3.3. Binding Effect of Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been approved by Parent and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.4. No Conflicts. The execution and delivery by the Company of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) except for the Company’s existing limited liability company agreement which will be amended and restated by the Operating Agreement, conflict with or result in a violation of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which the Company or any of its Subsidiaries is now a party or by which any of their respective assets may be bound or affected or (iii)  violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any of its Subsidiaries, except with respect to clauses (ii) and (iii) for such violations, breaches and defaults as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect or for which the Company has obtained a valid waiver; provided, however, that any such violation, breach or default shall be deemed to be a Material Adverse Effect in the event that such violation, breach or default entitles any person to take an action to invalidate the transactions contemplated by this Agreement.

Section 3.5. Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation and performance of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on Section 3.1(d) of the Disclosure Schedule, and those, the failure of which to obtain would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; provided, however, that any such failure to obtain any required authorization, consent, order, or approval of any Governmental Authority with respect to the transactions contemplated hereby which failure would entitle such Governmental Authority to take any action seeking to invalidate such transactions shall be deemed to be a Material Adverse Effect.

Section 3.6. Capitalization. The Company Membership Interests constitute all of the issued and outstanding limited liability company interests of the Company as of the date hereof. All of the Company Membership Interests have been validly issued. There are no outstanding options, warrants or other rights of any kind to acquire from the Company any limited liability company interests of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional limited liability company interests, nor is the Company committed to issue any such option, warrant, right or security. Except for the Company Membership Interests, there are no other interests (including, without limitation, equity, profits and all other participation rights) issued by the Company or any of its Subsidiaries providing any Person with any rights to ownership or participation in the equity, profits or other results of operations of the Company. Upon reclassification pursuant to the terms of this Agreement and the Operating Agreement, the Purchased Membership Interests and the Option Membership Interests will be duly and validly issued and fully paid limited liability company interests of the Company, free and clear of all Encumbrances (other than Encumbrances arising under this Agreement, the Securities Act or any applicable state law). No shareholder of the Company or any other person is entitled to any preemptive rights with respect to the purchase or sale of any securities by the Company.

Section 3.7. Title to Assets. To the knowledge of the Company, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or located on their premises, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business and except for any Encumbrances the existence of which do not interfere with the intended use of the property and the assets by the Company and any of its Subsidiaries or otherwise would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect.

Section 3.8. Financial Statements. The Company has made available to Purchaser the unaudited consolidated balance sheet and statements of income and cash flows of the Company and its Subsidiaries as of and for the nine month period ended September 30, 2006 (the “Month-End Financials”). Except for normal year-end adjustments (which will not be material individually or in the aggregate), the lack of intercompany eliminations, footnotes and other presentation items, the Month-End Financials have been prepared in accordance with GAAP on a consistent basis, and present fairly, in all material respects, the consolidated financial condition of the Company as of such date and the consolidated results of operations of the Company for such period.

Section 3.9. Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Section 3.9 of the Disclosure Schedule, since September 30, 2006, there has not been any Material Adverse Change.

Section 3.10. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any material Liability, except for (i) Liabilities set forth in the most recent balance sheet included in the Financial Statement or the Month-End Financials; (ii) Liabilities that have arisen after September 30, 2006 in the Ordinary Course of Business (none of which was caused by a breach of contract, breach of warranty, tort or other infringement); or (iii) Liabilities of a nature not required by GAAP to be reflected or recorded on the Financial Statements or the Month-End Financials.

Section 3.11. Legal Compliance. To the knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any of its Subsidiaries alleging, and the Company otherwise does not have knowledge of, any failure to comply with any laws applicable to the Company or any of its Subsidiaries (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq and Environmental Laws) of federal, state, local, and foreign governments (and all agencies thereof), except where the action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice relates to a failure to so comply which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

Section 3.12. Tax Matters. The Company and its Subsidiaries have filed all necessary or appropriate federal, state, local and foreign Tax returns and reports and all Taxes, fees, assessments and governmental charges of any nature shown by such returns to be due and payable have been paid, except for those amounts being contested in good faith and for which appropriate amounts have been reserved in accordance with generally accepted accounting principles and except where the failure to file such returns and reports or pay such amounts would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There is no Tax deficiency which has been asserted against the Company or any of its Subsidiaries and, to the knowledge of the Company, no unassessed Tax deficiency or other claim for Taxes has been proposed or threatened against the Company or any of its Subsidiaries. Except as set forth on Section 3.12 of the Disclosure Schedule, the Company and its Subsidiaries have not been, and are not now being, audited by any federal, state, local or foreign Tax authorities. The Company and its Subsidiaries have made all material required deposits for Taxes applicable to the current tax year. All Tax returns and reports of the Company and its Subsidiaries were prepared in all material respects in accordance with the relevant rules and regulations of each Taxing authority having jurisdiction over the Company or any of its Subsidiaries. The Company is currently treated (and shall at all times remain treated) as a taxable REIT subsidiary of Parent within the meaning of Code Section 856(l).

Section 3.13. Contracts. All of the agreements to which the Company or its Subsidiaries is a party and which are material to the financial condition, operation or conduct of its business are legal, valid and binding obligations of the Company or any of its Subsidiaries and, to the best knowledge of the Company, of each of the other parties thereto, enforceable against the Company or the applicable Subsidiary in accordance with their respective terms. To the knowledge of the Company, all such agreements are in full force and effect in all material respects and the Company and such Subsidiary, and, to the knowledge of the Company, each other party thereto, is not in material default under any of such agreements except for defaults with respect to which the Company has received a valid waiver.

Section 3.14. Insurance. Parent, the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably believed by the Company to be adequate for the conduct of their respective businesses in all material respects and the value of their respective properties. To the knowledge of the Company, all material policies of insurance of Parent, the Company and its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects; and none of Parent, the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy.

Section 3.15. Litigation. There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its Subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.16. ERISA. To the knowledge of the Company, each of the Company and its Subsidiaries has fulfilled, in all material respects, its obligations, if any, under minimum funding standards of ERISA, and the regulations promulgated thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and the regulations thereunder), which is maintained by the Company or its Subsidiaries for its employees, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the regulations thereunder. The Company is regarded as an “Operating Company” within the meaning of 29 CFR 2510.101-3.

Section 3.17. Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of such Subsidiaries is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the absence thereof would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary owned by the Company are validly issued, fully paid and nonassessable, and such shares or other interests are owned directly or indirectly by the Company free and clear of any Encumbrances. Except as set forth on Section 3.17 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights, calls, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

Section 3.18. Possession of Licenses and Permits. Each of the Company and the Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate governmental entities necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, in the reasonable judgment of the Company, is likely to result in a Material Adverse Effect.

Section 3.19. Independent Auditors. Ernst & Young LLP is Parent’s independent registered public accounting firm within the meaning of the 1934 Act and the 1934 Act Regulations.

Section 3.20. Not an Investment Company. To the knowledge of the Company, neither the Company, nor any of its Subsidiaries is, and immediately following consummation of the transactions contemplated hereby and the application of the net proceeds therefrom, neither the Company nor any of its Subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company”, in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 3.21. No General Solicitation. None of the Company or any of its Affiliates (as such term is defined in Rule 501(b) under the 1933 Act, “Affiliates”) or any person acting on its behalf has engaged, in connection with the sale of the Purchaser Membership Interests, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

Section 3.22. No Registration. Assuming the accuracy of the representations and warranties of Purchaser made in Article III of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Purchased Membership Interests to register the Purchased Membership Interests under the 1933 Act.

Section 3.23. No Integration. Within the period of the preceding six months prior to the date hereof, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any securities of the same or a similar class as the Purchased Membership Interests.

Section 3.24. No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, Parent does not make to Purchaser, and Parent hereby expressly disclaims, any representation or warranty of any kind or nature, written or oral, statutory, express or implied, including, without limitation, with respect to Parent, its Subsidiaries or any of their respective assets. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, Parent does not make any representation or warranty to Purchaser of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of Parent’s or the Company’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of Parent’s or the Company’s assets, (iii) the collectibility of any debt or interest in any debt included in Parent’s or the Company’s assets or (iv) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Parent that:

Section 4.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2. Authority; Non-Contravention; Approvals.

(a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Operating Agreement and to perform its obligations and consummate the transactions contemplated by this Agreement and the Operating Agreement. The execution and delivery of this Agreement and the Operating Agreement and the performance of the transactions contemplated hereby and thereby have been duly authorized and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or the Operating Agreement and the performance by Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Operating Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Operating Agreement by the other parties thereto, constitutes valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The execution and delivery by Purchaser of this Agreement and the Operating Agreement and the performance of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation and bylaws of Purchaser, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser.

(c) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Operating Agreement by Purchaser or the performance by Purchaser of the transactions contemplated by this Agreement and the Operating Agreement.

Section 4.3. Restricted Securities. Purchaser understands that the Purchaser Membership Interests have not been registered under the Securities Act or the securities or blue sky laws of any State of the United States or any other jurisdiction. Purchaser also understands that the Purchaser Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act and any such State or other jurisdictions’ securities or blue sky laws based in part upon Purchaser’s representations contained in this Agreement.

Section 4.4. Subscriber Bears Economic Risk. Purchaser has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser is able to bear the economic risk of this investment indefinitely.

Section 4.5. Acquisition For Own Account. Purchaser is acquiring the Purchaser Membership Interests for its own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act; provided, that this representation and warranty shall not limit Purchaser’s right to sell the Purchaser Membership Interests in compliance with applicable securities laws and the Operating Agreement.

Section 4.6. Accredited Investor. Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.

Section 4.7. Information.

(a) Purchaser (i) has been provided with such information regarding Parent and its Subsidiaries that it believes necessary for purposes of making an informed decision to enter into this Agreement and acquire the Purchaser Membership Interests, (ii) has received and carefully reviewed this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Parent and the Company concerning the terms and conditions of the acquisition, and (iv) has received any additional information which Purchaser or its advisors or agents has requested.

(b) Purchaser is familiar with and understands the terms of its acquisition of the Purchaser Membership Interests pursuant to this Agreement, including the rights to which Purchaser is entitled under this Agreement and the Operating Agreement. In evaluating the suitability of an investment in the Company, Purchaser has not relied upon any representation or other information (whether oral or written) from Parent, or any agent, employee or Affiliate of Parent other than as set forth in this Agreement or the Loan Documents or resulting from Purchaser’s own independent investigation. Purchaser understands and acknowledges that nothing in this Agreement or any other materials provided to Purchaser in connection with the purchase of the Purchaser Membership Interests constitutes investment, tax or legal advice. To the extent deemed necessary or advisable by Purchaser in its sole discretion, Purchaser has retained, at its sole expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Purchaser Membership Interests hereunder.

Section 4.8. No Public Market. Purchaser understands that no public market now exists for any of the Company Membership Interests, and that Parent has made no assurances that a public market will ever exist for the Company Membership Interests.

Section 4.9. Legends. Purchaser understands that certificates representing the Purchased Membership Interests and the Option Membership Interests will bear legends required under applicable federal and state securities laws.

ARTICLE V

COVENANTS

Section 5.1. Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes, any penalties, interest and additions to Tax, and fees incurred in connection with the purchase of the Purchased Membership Interests, shall be the responsibility of and be timely paid by Purchaser.

Section 5.2. Public Announcements. Any press release with respect to the execution of this Agreement or the transactions contemplated hereby shall be a joint press release mutually agreed to by Parent and Purchaser. Neither Parent nor Purchaser nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent will not be unreasonably withheld, except as may be required by law or by any listing agreement with a national securities exchange or trading market, in which case the disclosing party shall provide the other party with a reasonable opportunity to review and comment on any such release prior to its dissemination.

Section 5.3. Further Assurances; Post-Closing Cooperation. From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may reasonably be requested by the other parties to make effective the transactions contemplated by this Agreement and the Operating Agreement.

Section 5.4. Notification. In the event that any party becomes aware of any matter which might, directly or indirectly, give rise to an indemnification claim by the other party pursuant to ARTICLE VII, such party shall promptly notify the other party in writing.

Section 5.5. Reporting Requirements. Parent, the Company and Purchaser acknowledge that the Company is required pursuant to the Loan Documents to provide Purchaser with certain financial and operating data with respect to the monthly, quarterly and annual performance of the Company and its Subsidiaries. If the Loan Documents are terminated or Purchaser and its Affiliates otherwise cease to be entitled to receive such financial and operating data, the Company shall, for so long as Purchaser holds the Purchased Membership Interests acquired pursuant this Agreement, provide Purchaser with substantially the same financial and operating information Purchaser was entitled to receive pursuant to the Loan Documents; provided, that if the Company is providing similar financial and operating data to other lenders or financing sources, the Company may satisfy its obligation pursuant to this Section 5.5 by furnishing Purchaser with copies of such financial and operating data in the same format as provided to the other lenders and financing sources.

Section 5.6. Tax Status. For so long as Purchaser holds any Purchased Membership Interests or Option Membership Interests, the Company shall not change its election to be treated as a corporation for purposes of the Code.

Section 5.7. Liquidation Provisions. For so long as Purchaser holds any Purchased Membership Interests or Option Membership Interests, the Company shall not, and Parent shall not take any action to, make any material modifications to the Operating Agreement with respect to the liquidation provisions thereof or any provisions which may, in any way, affect Purchaser’s right to receive funds in connection with a liquidation or winding up of the Company.

Section 5.8. Intercompany Transactions. For so long as Purchaser holds any Purchased Membership Interests or Option Membership Interests, the Company shall not, and Parent shall not take any action to, transfer any material portion of the Company’s operations to an Affiliate.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 6.1. Conditions Precedent to Each Party’s Obligations at the Closings. The respective obligations of each party to effect the Closing or the Option Closing, as applicable, are subject to the fulfillment on or prior to the Closing or the Option Closing, as applicable, of the following conditions, which conditions may be waived, in whole or in part, at the option of the each party to the extent permitted by law:

(a) Consents and Approvals. All necessary consents and approvals of any Governmental Authority or any other Person required for the consummation of the transactions contemplated by this Agreement shall have been obtained; and

(b) No Orders. No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 6.2. Conditions Precedent to the Obligations of Parent at Closing. Parent’s obligation to complete the sale of the Purchased Membership Interests at the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Parent to the extent permitted by law:

(a) Representations and Warranties Correct. The representations and warranties made by Purchaser in Article IV hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties of Purchaser that speak as of a certain date or time, provided such representations and warranties shall have been true and correct in all material respects as of such date;

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(c) Closing Deliveries by Purchaser. At the Closing, Purchaser will:

(i) pay the Purchase Price by wire transfer of immediately available funds to such account as Parent may direct by written notice to Purchaser; and

(ii) deliver a duly executed counterpart of the Operating Agreement.

Section 6.3. Conditions to the Obligations of Purchaser at Closing. Purchaser’s obligation to complete the acquisition of the Purchased Membership Interests at the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Purchaser to the extent permitted by law:

(a) Representations and Warranties Correct. The representations and warranties made by Parent in Article III hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties of Parent that speak as of a certain date or time, provided such representations and warranties shall have been true and correct in all material respects as of such date;

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Parent or the Company on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(c) Closing Deliveries. At the Closing:

(i) Purchaser shall have received a duly executed counterpart of the Operating Agreement from Parent;

(ii) Purchaser shall have received from counsel to Parent an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Purchaser and dated as of the Closing Date;

(iii) Purchaser shall have received from each of Parent and the Company a certificate of the secretary or an assistant secretary, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (a) true and correct copies of the certificate of incorporation or certificate of formation, as the case may be, (b) the bylaws (or other governing documents) of such party, (c) the resolutions of the board of directors (or other authorizing body or a duly authorized committee thereof) of such party authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (d) incumbency and signatures of the officers of such party executing this Agreement or any other agreement contemplated by this Agreement; and

(iv) Parent shall provide Purchaser with an executed certification, in the form and manner set forth in U.S. Treasury Regulation Section 1.1445-2(b)(2), of Parent’s non-foreign status.

(d) Post-Closing Deliveries. Within fifteen (15) Business Days of Closing, the Company shall have delivered to Purchaser:

(i) A certificate representing the Purchased Membership Interests acquired from Parent pursuant to this Agreement; and

(ii) A counterpart of the Option, duly executed by Parent.

Section 6.4. Conditions Precedent to the Obligations of Parent at Option Closing. Parent’s obligation to complete the sale of the Option Membership Interests at the Option Closing is subject to the fulfillment on or prior to the Option Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Parent to the extent permitted by law:

(a) Representations and Warranties Correct. The representations and warranties made by Purchaser in Article IV hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Option Closing Date, except those representations and warranties of Purchaser that speak as of a certain date or time, provided such representations and warranties shall have been true and correct in all material respects as of such date;

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Option Closing Date shall have been performed or complied with in all material respects; and

(c) Closing Deliveries by Purchaser. At the Option Closing, Purchaser will pay the Option Purchase Price by wire transfer of immediately available funds to such account as Parent may direct by written notice to Purchaser.

Section 6.5. Conditions to the Obligations of Purchaser at Option Closing. Purchaser’s obligation to complete the acquisition of the Option Membership Interests at the Option Closing is subject to the fulfillment on or prior to the Option Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Purchaser to the extent permitted by law:

(a) Representations and Warranties Correct. The representations and warranties made by Parent in Article III hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Option Closing Date, except those representations and warranties of Parent that speak as of a certain date or time, provided such representations and warranties shall have been true and correct in all material respects as of such date;

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Parent or the Company on or prior to the Option Closing Date shall have been performed or complied with in all material respects.

(c) Closing Deliveries.

(i) Parent shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 6.5(a) and (b) is satisfied in all respects;

(ii) Purchaser shall have received from counsel to Parent an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Purchaser and dated as of the Option Closing Date;

(iii) Purchaser shall have received from each of Parent and the Company a certificate of the secretary or an assistant secretary, dated the Option Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (a) true and correct copies of the certificate of incorporation or certificate of formation, as the case may be, (b) the bylaws (or other governing documents) of such party, (c) the resolutions of the board of directors (or other authorizing body or a duly authorized committee thereof) of such party authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (d) incumbency and signatures of the officers of such party executing this Agreement or any other agreement contemplated by this Agreement; and

(iv) Purchaser shall have received a certificate from Parent or the Company representing the Option Membership Interests.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1. Survival of Representations and Warranties.

(a) The representations and warranties of Parent and Purchaser contained in this Agreement will survive the Closing and the Option Closing. Except as otherwise expressly provided in this Agreement, each covenant hereunder to be performed after the Closing shall survive until fully performed.

(b) No party’s rights hereunder (including rights under this ARTICLE VII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement.

Section 7.2. Alternative Dispute Resolution.

(a) Neither party under this Agreement shall commence any action in any court or other forum with regard to an alleged breach of any provision of this Agreement, whether in law or in equity, including, but not limited to, arbitration or litigation, unless and until such party has made a good faith determination that the cumulative damages with regard to all claims (whether or not previously asserted) are equal to or exceed $100,000 exclusive of interest; provided, however, that in the event that a claim arises (the “Claim”), the damages with regard to which do not equal or exceed $100,000 exclusive of interest, the party having such Claim shall give written notice of the existence of the Claim to the other party hereto, upon which all applicable statutes of limitations and all similar statutes shall be tolled indefinitely. No party hereto may raise a defense of laches to any Claim regarding which written notice was sent under this Agreement.

(b) In connection with Claims for which damages are determined in good faith by the claiming party to be between $100,000 and $250,000, the party having such Claim shall give written notice to the other party hereto and thereafter the matter shall be resolved as follows:

(i) The parties shall endeavor to resolve the dispute by proceeding at the instance of either to non-binding mediation conducted under the Commercial Mediation Rules of the American Arbitration Association or under such other rules as the parties may promptly agree to employ.

(ii) If the dispute has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of commencement of such procedure (which period may be extended by mutual agreement), or if either party does not participate in good faith in mediation, the parties shall submit such dispute to arbitration. Any arbitration required under this Section 7.2 shall be conducted in accordance with the rules of the American Arbitration Association then in effect in the City of New York, County of New York with respect to expedited arbitrations and providing for at least three (3) arbitrators, which arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and recommended by the American Arbitration Association. The parties mutually promise and agree that after any party has filed a notice of intent to arbitrate any dispute under this Agreement and before the hearing thereof, they shall make discovery and disclosure of all matters relevant to the subject matter of such dispute, to the extent and in the manner provided by the Federal Rules of Civil Procedure. Any questions that may arise with respect to the fulfillment of or the failure to fulfill this obligation shall be referred to the arbitration panel for its determination, which shall be final and conclusive.

(iii) The determination of the arbitration panel shall be binding and conclusive on the parties. Each party shall bear the cost of one arbitrator and they shall split the cost of the third arbitrator, provided that if the arbitrator believes that any decision taken by a party is frivolous, the arbitrator may award arbitrator’s fees to the prevailing party. Each party shall pay its own attorney’s fees.

(iv) Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Any party under this Agreement may commence an action, whether in law or in equity (consistent with Sections 8.8 and 8.10 of this Agreement), for a Claim or Claims with regard to which the alleged damages, individually or in the aggregate, exceed $250,000 as determined in good faith by the claiming party. Each party to this Agreement acknowledges and agrees that bringing an action as set forth above, either as an arbitration and/or in a court, (together with any supplemental and/or appellate proceeding) for breach of contract (or any equitable remedy related thereto) with respect to breaches of the representations and warranties, or violations of the covenants and agreements, contained in this Agreement shall be its sole remedy against the other party(ies) with respect to the transactions contemplated by this Agreement, absent fraud.

(c) Notwithstanding any provision of this Agreement to the contrary, no party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, including for any claim based upon any multiplier of such party’s earnings before interest, Tax, depreciation or amortization, or any similar valuation metric.

(d) The parties shall treat any payments with respect to Losses arising from a breach or violation of the representations and warranties contained in this Agreement made pursuant to this Article VII as an adjustment to the Purchase Price for all U.S. federal, state, local and foreign Tax purposes, except as otherwise required by applicable law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt by the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by notice):

If to Purchaser:

Citigroup Global Markets Realty Corp.
390 Greenwich Street
New York, New York 10013
Attention: Bobbie Theivakumaran
Facsimile: (212) 723-8604

With a copy to:
Attention: General Counsel — Myongsu Kong
Facsimile.: (212) 801-4007

With a copy (which shall not constitute notice) to:

Thacher Proffitt & Wood llp
Two World Financial Center
New York, New York 10281
Attention:  Robert C. Azarow
Facsimile: (212) 912-7751

If to Parent or the Company:

Opteum Inc.
3305 Flamingo Drive
Vero Beach, Florida 32963
Attention: General Counsel
Facsimile: (772) 234-3355

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31	West 52nd Street

New York, New York 10019

Attention: Robert E. King, Jr.

Facsimile: (212) 878-8375

Section 8.2. Entire Agreement. This Agreement, the Operating Agreement and the exhibits and schedules hereto and thereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.3. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operating Agreement and the transactions contemplated by this Agreement and the Operating Agreement.

Section 8.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 8.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 8.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective heirs, personal representatives, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE VII.

Section 8.7. Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 8.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OPERATING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Operating Agreement by complying with the provisions of Section 8.1. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 8.9. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OF SAID STATE OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 8.11. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile signature thereof, all of which will constitute one and the same instrument.

Section 8.12. Disclosure Schedule. Disclosures included in any section of the Disclosure Schedule shall be considered to be made for purposes of the section of this Agreement to which they apply except to the extent that the relevance of any such disclosure to any other section of this Agreement is reasonably apparent on the face of such disclosure contained in the Disclosure Schedules.

Section 8.13. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Signatures begin on the next page

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OPTEUM INC. By:	/s/ Jeffrey J. Zimmer

Name: Jeffrey J. Zimmer Title: Chairman, President and Chief Executive Officer

OPTEUM FINANCIAL SERVICES, LLC

By: By:	OPTEUM INC., its sole member /s/ Jeffrey J. Zimmer

Name: Jeffrey J. Zimmer Title: Chairman, President and Chief Executive Officer

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Joel Katz

Name: Joel Katz Title: Authorized Agent

EXHIBIT A

FORM OF OPERATING AGREEMENT

EXHIBIT B

Form of Opinion of Counsel